Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Emerson Electric Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	Debt Securities (3) (4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $2.50 per share (4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Common Stock, par value $0.50 per share (4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants (4) (5)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Share Purchase Contracts (6)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Share Purchase Units (7)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

In United States dollars or the equivalent thereof in foreign currency or currency units. An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.

(2)

The registrant is deferring payment of the registration fee pursuant to Rule 456(b) under the Securities Act of 1933 (the “Securities Act”) and is omitting this information in reliance on Rule 456(b) and Rule 457(r) under the Securities Act. Any registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

(3)	Includes convertible debt securities, non-convertible debt securities and medium term notes.

(4)

Also includes such indeterminate number of shares of common stock and preferred stock or amount of debt securities as may be issued upon conversion or exercise of, or exchange for, any convertible debt securities, convertible preferred stock, or warrants. The number and amount of such securities also include securities issued in connection with share purchase contracts and share purchase units. Separate consideration may or may not be received for the preferred stock or common stock or debt securities issuable upon conversion of or in exchange for debt securities or preferred stock. Also includes such indeterminate number of shares of common stock and preferred stock or amount of debt securities as may be required for delivery upon exercise of warrants, or conversion of any convertible debt securities or convertible preferred stock, as a result of anti-dilution provisions thereof.

(5)

Represents an indeterminate number of warrants as may be issued at indeterminate prices, representing rights to purchase common stock, preferred stock and debt securities, or any combination thereof. Such warrants may be issued independently or together with debt securities, preferred stock or common stock, and the warrants may be sold at the same or different time as those offered securities.

(6)

Represents an indeterminate number of share purchase contracts as may be issued at indeterminate prices, representing obligations to purchase common stock and preferred stock. Such share purchase contracts may be issued separately or as part of share purchase units.

(7)

Represents an indeterminate amount and number of share purchase units, consisting of share purchase contracts together with debt securities, preferred stock or debt obligations of third parties securing the holders’ obligations to purchase common stock or preferred stock under the share purchase contracts.